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                                                                    EXHIBIT 99.1


           DAIN RAUSCHER, STOCKWALK.COM, INC. SETTLE ARBITRATION CASE

         MINNEAPOLIS (Sept. 27, 2000) - Dain Rauscher Corporation (NYSE: DRC) and Stockwalk.com Group, Inc. (NASDAQ: STOK) today announced they had settled the NASD arbitration case filed against Dain Rauscher by John G. Kinnard and Company, a Minneapolis brokerage firm now part of Stockwalk.com Group, Inc.

         As part of the settlement, Dain Rauscher has paid Stockwalk.com $13.3 million. In December 1999, an NASD arbitration panel had awarded Kinnard $16.6 million and Dain Rauscher took a charge of that amount at that time. With interest, the award has grown to $17.2 million. The reduction in the award will be reflected in Dain Rauscher's third quarter net income.

         "We are happy to put this case behind us and settle it amicably," said Ron Tschetter, president of Dain Rauscher's private client group.

         "We think this was the appropriate action to take at this time," said Eldon C. Miller, chairman and CEO of Stockwalk.com. "We have an excellent relationship with Dain and are happy we have been able to reach this agreement."

         Based in Minneapolis, Minn., Stockwalk.com Group, Inc. is the parent company of MJK Holdings, Inc., which owns the full service brokerage firms of Miller, Johnson & Kuehn, Incorporated, R.J. Steichen & Company, and John G. Kinnard & Company, Incorporated, as well as Stockwalk.com, Inc., an online trading company (AOL keyword: Stockwalk) and Online Brokerage Solutions, Inc., which privately labels online trading for third parties. MJK, R.J. Steichen, John G. Kinnard, Stockwalk.com and Online Brokerage Solutions are members of the National Association of Securities Dealers (NASD) and the Securities Investor Protection Corporation (SIPC). Miller, Johnson & Kuehn, R.J. Steichen and John
G. Kinnard are also




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members of the Chicago Stock Exchange. For more information, visit
http://www.stockwalkgroup.com

         Dain Rauscher Corporation is one of the nation's largest full-service securities firms with 1,300 private client and institutional investment executives and 3,700 employees. Founded in 1909, the Minneapolis-based securities firm serves individual investors predominantly in the western half of the United States, and capital markets and correspondent clients in select markets throughout the nation. The company's broker-dealer, Dain Rauscher Incorporated, is a member of the New York Stock Exchange and other major securities exchanges, as well as the Securities Investor Protection Corp. The company's common stock trades on the NYSE under the symbol DRC. Its headquarters are at Dain Rauscher Plaza, 60 S. Sixth St., Minneapolis, Minnesota, 55402-4422.

                                      # # #

CONTACT: Dain Rauscher: Dan Callahan, (612) 313-1234 or dcallahan@dainrauscher.com

                  Stockwalk.com, Inc.: Matthew Kyler,(612) 542-3626 or mkyler@stockwalk.com